GLOBETEL COMMUNICATIONS NOTIFIED OF DECISION
                      TO BEGIN DELISTING PROCESS FROM AMEX

FORT LAUDERDALE, FL -- JULY 19, 2006 -- GlobeTel Communications Corp. was notified on July 18, 2006 by the American Stock Exchange (Amex) that it has halted trading and intends to de-list the common shares of GlobeTel Communications Corp., trading on the Amex under the symbol "GTE." The decision, which will be appealed by the Company, is based on the Amex determination that GlobeTel is not in compliance with the continued listing standards in accordance with Section 401(e) alleging that "the Company has engaged in a pattern of issuing overly promotional press releases," Section 132(e) alleging that "the Company has not issued to the Exchange, information concerning the Company," and 1003(f)(iii) of the Company Guide, alleging that "the Company or its management has engaged in operations, which, in the opinion of the Exchange, are contrary to the public interest."

The Company maintains that all of its press releases are factual and complete, based upon the Company's knowledge and beliefs at the time of release, and that the Company has provided all information that was requested in writing by the Amex, with no further response from the Amex.

Therefore, the Company intends to vigorously contest this de-listing and will appeal the de-listing in accordance with the process as it exists at the Amex. The Company believes that the trading halt will be lifted following distribution of this press release.

About GlobeTel Communications Corp.

GlobeTel Communications Corp. develops and provides an integrated suite of telecommunications products and services, leveraging its advances in Stored Value, VOIP and Wireless Access technologies. Individually, each of GlobeTel's five business units function as distinct, strong stand-alone entities: Together they form a powerful alliance of human talent and technological innovation resulting in the SuperHub(TM) worldwide VoIP network, Sanswire Stratellite(TM) platform and products enabling simpler, cheaper transmission of voice, data and money. GlobeTel has historically focused its business development on markets outside of the United States. Current and pending operations exist in Asia, Europe, South America, Mexico and the Caribbean. For more information, please visit: http://www.globetel.net .

Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "project," "intend," "expect," "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (finance or operating) or achievements to differ from future results, performance (financing and operating) or achievements expressed or implied by such forward-looking statements.

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                                                        Contact: Robert Bleckman
                                                  Director of Investor Relations
                                                                  (954) 775-1427